SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                  SCHEDULE 13D*
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                               (Amendment No. 2)*

                      Universal Compression Holdings, Inc.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                   913431-10-2
                                 (CUSIP Number)

                                Andre Weiss, Esq.
                            Schulte Roth & Zabel LLP
                          919 Third Avenue, 19th Floor
                            New York, New York 10022
                                 (212) 756-2000
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                  July 3, 2001
             (Date of event which requires filing of this statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.
                         (Continued on following Pages)

                              (Page 1 of 88 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  913431-10-2                13D                  Page 2 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS  Castle Harlan Partners III, L.P.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **  Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          1,468,153

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     1,468,153

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   1,468,153

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [x]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             4.9%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   PN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                  Page 3 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS          Castle Harlan, Inc.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        1,516,761

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   1,516,761
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON           1,516,761

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [x]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            5.1%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   CO

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                  Page 4 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           John K. Castle
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          90,909

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        1,652,982

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     90,909

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   1,652,982
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON           1,743,891

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [x]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)              5.5%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                  Page 5 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   Castle Harlan Partners III, G.P., Inc.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        1,516,761

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   1,516,761
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON           1,516,761

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [x]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             5.1%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   CO

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                  Page 6 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   Castle Harlan Associates III, L.P.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        1,516,761

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   1,516,761
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON           1,516,761

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [x]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            5.1%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   PN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                  Page 7 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS          William M. Pruellage
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     167

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   167

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                  Page 8 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           Sylvia Rosen
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     167

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   167

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                  Page 9 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           Howard Weiss
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     668

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   668

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 10 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           Marc A. Weiss 1994 Trust
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   New York

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     167

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   167

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   OO

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 11 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS            Michael D. Weiss 1994 Trust
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   New York

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     167

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   167

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   OO

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 12 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS      Marcel Fournier
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   France

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     668

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   668

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 13 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           Branford Castle Holdings, Inc.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   OO

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     9,817

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   9,817

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            0.1%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   CO

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 14 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS            Leonard M. Harlan
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     50,316

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   50,361

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [X]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.1%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 15 of 88 Pages
------------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSONS Castle Harlan Offshore Partners III, L.P. I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     24,070

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   24,070

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.1%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   PN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 16 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS        Castle Harlan Affiliates III, L.P.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     24,538

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   24,538

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            0.1%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   PN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 17 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS         Frogmore Forum Family Fund, LLC
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     5,590

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   5,590

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   OO

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 18 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS  Mellon Bank, N.A., as Trustee for the
                                     Bell Atlantic Master Trust

          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   New York

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER     0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   336,023

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   336,023
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   336,023

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             1.1%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   EP

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 19 of 88 Pages
------------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSONS Bell Atlantic Asset Management Company I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION  Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER     0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   267,623

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   267,623
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   267,623
-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.9%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   CO

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 20 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS        First Union Capital Partners, Inc.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION    Virginia

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   267,623

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   267,623
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   267,623

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            0.9%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   CO

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 21 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS        First Union Corporation
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION    North Carolina

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   267,623

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   267,623
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   267,623

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            0.9%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   HC

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 22 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS        First Union National Bank
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION    National Association

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   267,623

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   267,623
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   267,623

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            0.9%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   BK

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 23 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   State Street Bank and Trust Company, as
                                              Trustee of DuPont Pension Trust
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Massachusetts

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   267,623

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     267,623

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   267,623

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.9%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   OO

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 24 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS      Brown University Third Century Fund
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Rhode Island

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   16,726

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   16,726

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   16,726

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.1%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   OO

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 25 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS      William J. Lovejoy
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   OO

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     167

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   167
-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 26 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS      Jeffrey M. Siegal
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     1,672

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   1,672

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 27 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS      David H. Chow
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     5,017

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   5,017
-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 28 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   John Peter Laborde
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     16,726

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   16,726

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 29 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   Cliffe Floyd Laborde
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     3,345

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   3,345

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

0CUSIP No.  913431-10-2                13D                Page 30 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   Gary Lee Laborde
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     3,344

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   3,344

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 31 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   John Peter Laborde, Jr.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     3,345

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   3,345

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 32 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   John Tracy Laborde
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     3,344

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   3,344

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 33 of 88 Pages
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   Mary Adrienne Laborde Parsons
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   Not applicable

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     3,345

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   3,345

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 34 of 88 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           DB Capital Partners, SBIC, L.P.
          I.R.S. IDENTIFICATION NOS.  (f/k/a BT Capital Partners, Inc.)
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   WC

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   267,623

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   267,623
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   267,623

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.9%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   PN

-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 35 of 88 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS                    Taunus Corporation
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   N/A

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   267,623

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   267,623
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   267,623

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.9%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   CO

-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 36 of 88 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           DB Capital Partners, Inc.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   N/A

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   267,623

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   267,623
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   267,623

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.9%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   CO

-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 37 of 88 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           DB Capital Partners, L.P.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   N/A

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   267,623
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   267,623
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   267,623

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.9%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   PN

-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 38 of 88 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           DB Capital Partners, L.L.C.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   N/A

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   267,623

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   267,623
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   267,623

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.9%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   OO

-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 39 of 88 Pages
------------------------------------------------------------------------------


The following Items are being amended:  Item 1, Item 3, Item 4, Item 5 and
Item 6.

Item 1.   Security and Issuer.
         -------------------

         Item 1 is hereby amended and restated in its entirety as follows:

         The Schedule 13D filed on June 9, 2000 (the "Initial Statement") and amended by Amendment No. 1 filed on November 2, 2000 by the Reporting Persons (as defined below) relating to the Common Stock, par value $0.01 per share (the "Shares"), issued by Universal Compression Holdings, Inc. (the "Issuer"), a Delaware corporation, whose principal executive offices are located at 4440 Brittmoore Road, Houston, Texas 77041, is hereby amended by this Amendment No. 2 to the Schedule 13D.

CUSIP No.  913431-10-2                13D                 Page 40 of 88 Pages
------------------------------------------------------------------------------

Item 3.   Source and Amount of Funds and Other Consideration.
          --------------------------------------------------

          Not Applicable.

Item 4.   Purpose of the Transaction.
         ---------------------------
 The following is added to Item 4:

         The following persons sold an aggregate of 2,666,667 Shares in a registered secondary offering on July 3, 2001 (the "Secondary Offering") in the following amounts: (i) CHP III, 1,468,565 Shares; (ii) CH Offshore, 24,072 Shares; (iii) CH Affiliates, 24,541 Shares; (iv) Frogmore, 5,591 Shares; (v) Branford, 9,628 Shares; (vi) Mr. Harlan, 4,814 Shares; (vii) Mr. Chow, 5,018 Shares; (viii) Mr. Weiss, 669 Shares; (ix) The Michael Trust, 167 Shares; (x) The Marc Trust, 167 Shares; (xi) Mr. Siegal, 1,672 Shares; (xii) Mr. Fournier, 669 Shares; (xiii) Ms. Rosen, 167 Shares; (xiv) Mr. Lovejoy, 167 Shares; (xv) FUCP, 30,053 Shares; (xvi) First Union Merchant Banking 1998-II, LLC ("FUMB"), an affiliate of FUCP, 237,593 Shares (which were transferred by FUCP TO FUMB on June 9, 2000); (xvii) DBCP SBIC, 267,646 Shares; (xviii) DuPont, 267,646 Shares;
(xix) Bell Atlantic, 267,646 Shares; (xx) Brown, 16,727 Shares; and (xxi) the Labordes, 33,449 Shares.

As a result of the completion of the Secondary Offering, the Voting Agreement (the "Voting Agreement") dated February 20, 1998 by and among the Company, Castle Harlan Partners III, L.P. and its affiliates, Mellon Bank, N.A., as Trustee for the Bell Atlantic Master Trust ("Bell Atlantic"), First Union Capital Partners, Inc. ("First Union"), BT Capital Partners, Inc. ("BT"), Wilmington Trust, as Trustee of Du Pont Pension Trust ("WT") and Brown University Third Century Fund ("Brown")(collectively Bell Atlantic, First Union, BT, WT and Brown are the "Co-Investors") terminated pursuant to the terms of the Voting Agreement and the Co-Investors are no longer required to file a Schedule 13D with respect to the Shares.

Following the sale of Common Stock in the Secondary Offering, the Reporting Persons, excluding the Co-Investors, beneficially own 1,715,582 Shares of Common Stock or 5.8% of the Common Stock outstanding. The Reporting Persons hold the remaining Shares of Common Stock for investment purposes.

In connection with the Secondary Offering referred to above, certain of the Reporting Persons identified in the first paragraph to this Item 4 entered into the Purchase Agreement (as defined in Item 6), which is attached as Exhibit 7 hereto and incorporated by reference in its entirety.

Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

         The first paragraph of Section (a) of Item 5 is hereby amended, in its entirety, as follows:

         (a) The approximate aggregate percentage of Shares reported beneficially owned by each person herein is based upon the 28,475,136 Shares

CUSIP No.  913431-10-2                13D                 Page 41 of 88 Pages
------------------------------------------------------------------------------

issued and outstanding as of March 31, 2001 as reflected in the Issuer's 10-K filed June 28, 2001 plus the 1,333,333 Shares issued by the Issuer in the Secondary Offering.

         Subsections (a)(i) through (a)(xiii) and (a)(xv) through (a)(xxxiii) of
Item 5 are hereby amended and restated, in their entirety, as follows:

               (i) Bell Atlantic owns directly 336,023 Shares, constituting approximately 1.1% of the Shares outstanding. BAAMCO was an investment manager to Bell Atlantic and had the power to direct the trustee of Bell Atlantic with respect to the disposition of and the voting of 267,623 Shares owned by Bell Atlantic. BAAMCO is a direct, wholly-owned subsidiary of Verizon Communications, Inc. Dimension Funds Advisor is an investment manager to Bell Atlantic and has the power to direct the trustee of Bell Atlantic with respect to the dispositon and voting of 68,400 Shares owned by Bell Atlantic.

               (ii) FUCP owns directly 267,623 Shares, less than one percent of the Shares outstanding.

               (iii) FUNB owns directly no Shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, FUNB may be deemed to beneficially own the 267,623 Shares owned directly by FUCP, less than one percent of the Shares outstanding.

               (iv) FTU owns directly no Shares. By reason of the provisions of Rule 13d-3 of Exchange Act, FTU may be deemed to beneficially own the 267,623 Shares owned directly by FUCP, less than one percent of the Shares outstanding.

               (v) DBCP SBIC owns directly 267,623 Shares, constituting less than one percent of the Shares outstanding. Each of Taunus, DBCP Inc., DBCP L.P. and DBCP L.L.C. may be deemed to be the beneficial owner of the Shares owned by DBCP SBIC.

               (vi) DuPont owns directly 267,623 Shares, less than one percent of the Shares outstanding.

               (vii) Brown owns directly 16,726 Shares, constituting less than one percent of the Shares outstanding.

               (viii) Mr. Pruellage owns directly 167 Shares, constituting less than one percent of the Shares outstanding.

               (ix) Ms. Rosen owns directly 167 Shares, constituting less than one percent of the Shares outstanding.

               (x) Mr. Weiss owns directly 668 Shares, constituting less than one percent of the Shares outstanding.

               (xi) The Marc Trust owns directly 167 Shares, constituting less than one percent of the Shares outstanding.

CUSIP No.  913431-10-2                13D                 Page 42 of 88 Pages
------------------------------------------------------------------------------

               (xii) The Michael Trust owns directly 167 Shares, constituting less than one percent of the Shares outstanding.

               (xiii) Mr. Fournier owns beneficially (through his individual retirement account) 668 Shares, constituting less than one percent of the Shares outstanding.

               (xv) Mr. Chow owns directly 5,017 Shares, constituting less than one percent of the Shares outstanding.

               (xvi) Mr. Siegal owns directly 1,672 Shares, constituting less than one percent of the Shares outstanding.

               (xvii) Mr. Lovejoy owns directly 167 Shares, constituting less than one percent of the Shares outstanding.

               (xviii) John P. Laborde owns directly 16,727 Shares, constituting less than one percent of the Shares outstanding.

               (xix) Cliffe F. Laborde owns directly 3,345 Shares, constituting less than one percent of the Shares outstanding.

               (xx) Gary L. Laborde owns directly 3,344 Shares, constituting less than one percent of the Shares outstanding.

               (xxi) John P. Laborde, Jr. owns directly 3,345 Shares, constituting less than one percent of the Shares outstanding.

               (xxii) John T. Laborde owns directly 3,344 Shares, constituting less than one percent of the Shares outstanding.

               (xxiii) Mary Adrienne Laborde Parsons owns directly 3,345 Shares, constituting less than one percent of the Shares outstanding.

               (xxiv) Mr. Harlan owns directly 50,316 Shares, constituting less than one percent of the Shares outstanding.

               (xxv) CHI owns directly no Shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, CHI may be deemed to beneficially own 1,516,761 Shares, constituting approximately 5.1% of the Shares outstanding, of which 1,468,153 Shares are owned by CHP III, 24,070 Shares are owned by CH Offshore and 24,538 Shares are owned by CH Affiliates. CHI disclaims beneficial ownership of those Shares other than those owned directly by it.

CUSIP No.  913431-10-2                13D                 Page 43 of 88 Pages
------------------------------------------------------------------------------


               (xxvi) Branford owns directly 9,817 Shares, constituting less than one percent of the Shares outstanding.

               (xxvii) CH Offshore owns directly 24,070 Shares, constituting less than one percent of the Shares outstanding.

               (xxviii) CH Affiliates owns directly 24,538 Shares, constituting less than one percent of the Shares outstanding.

               (xxix) Frogmore owns directly 5,590 Shares, constituting less than one percent of the Shares outstanding.

               (xxx) CHP III owns directly 1,468,295 Shares, constituting approximately 4.9% of the Shares outstanding.

               (xxxi) CH Associates owns directly no Shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, CH Associates may be deemed to beneficially own 1,516,761 Shares, constituting approximately 5.1% of the Shares outstanding, of which 1,468,153 Shares are owned directly by CHP III, 24,070 Shares are owned directly by CH Offshore and 24,538 Shares are owned directly by CH Affiliates. CH Associates disclaims beneficial ownership of the Shares, except as to Shares representing the CH Associates's pro rata interest in, and interest in the profits of, CHP III, CH Offshore and CH Affiliates.

               (xxxii) CHPGP owns directly no Shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, CHPGP may be deemed to beneficially own 1,516,761 Shares, constituting approximately 5.1% of the Shares outstanding, of which 1,468,153 Shares are owned directly by CHP III, 24,070 Shares are owned directly by CH Offshore and 24,538 Shares are owned directly by CH Affiliates. CHPGP Associates disclaims beneficial ownership of the Shares, except as to Shares representing CH Associates's pro rata interest in, and interest in the profits of, CHP III, CH Offshore and CH Affiliates.

               (xxxiii) Mr. Castle owns directly 90,909 Shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, Mr. Castle may be deemed to own beneficially 1,743,891 Shares constituting approximately 5.9% of the Shares outstanding, of which (A) 90,909 Shares are owned directly by him, (B) 1,468,153 Shares are owned directly by CHP III, (C) 151,380 Shares that Mr. Castle serves as voting trustee pursuant to the Voting Trust Agreement, dated as of February 20, 1998 (the "First Voting Trust Agreement"), among the Issuer, the CH Group (other than CHP III and CHI) and John K. Castle, as voting trustee, and (D) 33,449 Shares that Mr. Castle serves as voting trustee pursuant to the Voting Trust Agreement, dated as of December 1, 1998 (the "Second Voting Trust Agreement"), among the Issuer, the Labordes and John K. Castle, as voting trustee. Mr. Castle disclaims beneficial ownership of all such Shares, except as to Shares representing his pro rata interest in, and interest in the profits of, CHI, CHP III, CH Offshore, CH Affiliates, Frogmore and Branford.

CUSIP No.  913431-10-2                13D                 Page 44 of 88 Pages
------------------------------------------------------------------------------

         The sixth paragraph of Section (b) of Item 5 is hereby amended and restated as follows:

          Each of Messrs. Fournier, Pruellage, Urcis, Chow, Siegal and Lovejoy, Ms. Rosen, the Marc Trust and the Michael Trust has the power to dispose of the Shares directly owned by it, him or her, but have entered into the First Voting Trust Agreement which permits Mr. Castle to vote their Shares.

          Each of the Labordes has the power to dispose of the Shares directly owned by him or her, but have entered into the Second Voting Trust Agreement which permits Mr. Castle to vote their Shares.

         Section (c) of Item 5 is hereby amended and restated as follows:

         (c) The trading, dates, number of Shares purchased or sold and price per share for all transactions in the Common Stock from the 60th day prior to July 3, 2001 until the date of this filing by the Reporting Persons are as follows: None, except for (i) the sales described in Item 4 and (ii) Bell Atlantic purchased 68,400 Shares on June 28, 2001 at a per share purchase price of $28.50.

          A new Section (e) of Item 5 is hereby added as follows:

          (e) As a result of the termination of the Voting Agreement, the Co-Investors ceased to be beneficial owners of greater than 5% of the outstanding Shares on July 3, 2001.

Item 6.  Contracts, Arrangements, Understandings or Relationships
         with Respect to Securities of the Issuer.
         ----------------------------------------

          A new Section (e) of Item 6 is added as follows:

         In connection with the Secondary Offering, the Reporting Persons entered into a Purchase Agreement (the "Purchase Agreement") dated as of June 28, 2001 among the Issuer, Universal Compression, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith, Inc. and each of the other Underwriters named in Schedule A thereto, CHP III, CH Offshore, CH Affiliates, Frogmore, Branford, Bell Atlantic, FUCP, DBCP SBIC, DuPont, Brown, The Marc Trust, The Michael Trust, Leonard M. Harlan, Howard Weiss, Marcel Fournier, Sylvia Rosen, David H. Chow, Jeffrey M. Siegal, William J. Lovejoy, and the Labordes. The Purchase Agreement is attached as Exhibit 7 hereto and incorporated by reference herein in its entirety.

           As a result of the completion of the Secondary Offering, the Voting Agreement terminated pursuant to the terms of the Voting Agreement and the Co-Investors are no longer required to file a Schedule 13D with respect to the Shares.

CUSIP No.  913431-10-2                13D                 Page 45 of 88 Pages
------------------------------------------------------------------------------

        The last paragraph of Item 6 is hereby amended, in its entirety, as follows:

         Each of the First Voting Trust Agreement, the Second Voting Trust Agreement, and the Voting Agreement filed as an exhibit to the Initial Statement, is incorporated herein by reference.

Item 7.  Materials to be Filed as Exhibits.
         ---------------------------------

         Item 7 is hereby amended by adding the following paragraph:

     7. Purchase Agreement dated as of June 28, 2001 among the Issuer, Universal Compression, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith, Inc. and each of the other Underwriters named in Schedule A thereto, CHP III, CH Offshore, CH Affiliates, Frogmore, Branford, Bell Atlantic, FUCP, DBCP SBIC, DuPont, Brown, The Marc Trust, The Michael Trust, Leonard M. Harlan, Howard Weiss, Marcel Fournier, Sylvia Rosen, David H. Chow, Jeffrey M. Siegal, William J. Lovejoy, and the Labordes.

                              *    *    *

CUSIP No.  913431-10-2                13D                 Page 46 of 88 Pages
------------------------------------------------------------------------------

                                Signatures

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  July 11, 2001


                                         /s/ John K. Castle
                                         ------------------------------------
                                         JOHN K. CASTLE

                                         MELLON BANK, N.A., SOLELY IN ITS
                                         CAPACITY AS TRUSTEE FOR
                                         THE BELL ATLANTIC MASTER TRUST, (AS
                                         DIRECTED BY VERIZON INVESTMENT
                                         MANAGEMENT CORPORATION), AND NOT IN ITS
                                         INDIVIDUAL CAPACITY


                                         By:  /s/ Carole Bruno
                                              -------------------------------
                                              CAROLE BRUNO, AUTHORIZED SIGNATORY


                                         FIRST UNION CAPITAL PARTNERS, INC.


                                         By:  /s/ Tracey M. Chaffin
                                              -------------------------------
                                              TRACEY M. CHAFFIN, VICE PRESIDENT
                                                   AND CHIEF FINANCIAL OFFICER

                                         FIRST UNION NATIONAL BANK


                                         By:  /s/ Tracey M. Chaffin
                                              -------------------------------
                                              TRACEY M. CHAFFIN, VICE PRESIDENT


                                         FIRST UNION CORPORATION


                                         By:  /s/ Tracey M. Chaffin
                                              -------------------------------
                                              TRACEY M. CHAFFIN, VICE PRESIDENT

CUSIP No.  913431-10-2                13D                 Page 47 of 88 Pages
------------------------------------------------------------------------------

                                         STATE STREET BANK AND TRUST COMPANY,
                                         AS TRUSTEE OF DUPONT PENSION TRUST

                                         By:  /s/ Thomas C. Poppey
                                              -------------------------------
                                              THOMAS C. POPPEY, VICE PRESIDENT

                                         BROWN UNIVERSITY THIRD CENTURY FUND

                                         By:  /s/ Christopher Longee
                                              -------------------------------
                                              CHRISTOPHER LONGEE, TREASURER


                                         CASTLE HARLAN PARTNERS III, L.P., by
                                         Castle Harlan, Inc., its investment
                                         manager


                                         By:  /s/ John K. Castle
                                              -------------------------------
                                              JOHN K. CASTLE

                                         CASTLE HARLAN ASSOCIATES III, L.P.,
                                         by Castle Harlan Partners III, G.P.,
                                         Inc., its general partner


                                         By:  /s/ John K. Castle
                                              -------------------------------
                                              JOHN K. CASTLE

                                         CASTLE HARLAN PARTNERS III, G.P.,
                                         INC.

                                         By:  /s/ John K. Castle
                                              -------------------------------
                                              JOHN K. CASTLE

                                         /s/ William M. Pruellage
                                         ------------------------------------
                                         WILLIAM M. PRUELLAGE

                                         /s/ Sylvia Rosen
                                         ------------------------------------
                                         SYLVIA ROSEN

                                         /s/ Howard Weiss
                                         ------------------------------------
                                         HOWARD WEISS

                                         /s/ Marcel Fournier
                                         ------------------------------------
                                         MARCEL FOURNIER

                                         /s/ David Chow
                                         ------------------------------------
                                         DAVID CHOW

CUSIP No.  913431-10-2                13D                 Page 48 of 88 Pages
------------------------------------------------------------------------------


                                         /s/ Jeffrey M. Siegal
                                         ------------------------------------
                                         JEFFREY M. SIEGAL

                                         /s/ William J. Lovejoy
                                         ------------------------------------
                                         WILLIAM J. LOVEJOY

                                         /s/ John Peter Laborde
                                         ------------------------------------
                                         JOHN PETER LABORDE

                                         /s/ Cliffe Floyd Laborde
                                         ------------------------------------
                                         CLIFFE FLOYD LABORDE

                                         /s/ Gary Lee Laborde
                                         ------------------------------------
                                         GARY LEE LABORDE

                                         /s/ John Peter Laborde, Jr.
                                         ------------------------------------
                                         JOHN PETER LABORDE, JR.

                                         /s/ John Tracy Laborde
                                         ------------------------------------
                                         JOHN TRACY LABORDE

                                         /s/ Mary Adrienne Laborde Parsons
                                         ------------------------------------
                                         MARY ADRIENNE LABORDE PARSONS

                                         THE MARC A. WEISS 1994 TRUST


                                         By:  /s/ Eli Feit, Trustee
                                              -------------------------------

                                         THE MICHAEL D. WEISS 1994 TRUST


                                         By:  /s/ Eli Feit, Trustee
                                              -------------------------------

                                         CASTLE HARLAN, INC.


                                         By:  /s/ John K. Castle
                                              -------------------------------
                                              JOHN K. CASTLE

                                         BRANFORD CASTLE HOLDINGS, INC.


                                         By:  /s/ John K. Castle
                                              -------------------------------
                                              JOHN K. CASTLE

CUSIP No.  913431-10-2                13D                 Page 49 of 88 Pages
------------------------------------------------------------------------------


                                         /s/ Leonard M. Harlan
                                         ------------------------------------
                                         LEONARD M. HARLAN

                                         CASTLE HARLAN OFFSHORE PARTNERS III,
                                         L.P., by Castle Harlan, Inc., its
                                         investment manager


                                         By:  /s/ John K. Castle
                                              -------------------------------
                                              JOHN K. CASTLE

                                         CASTLE HARLAN AFFILIATES III, L.P.,
                                         by Castle Harlan, Inc., its
                                         investment manager


                                         By:  /s/ John K. Castle
                                              -------------------------------
                                              JOHN K. CASTLE

                                         FROGMORE FORUM FAMILY FUND, LLC


                                         By:  /s/ John K. Castle
                                              -------------------------------
                                              JOHN K. CASTLE

                                         BELL ATLANTIC ASSET MANAGEMENT CO.


                                         By:  /s/ Ellen J. Roxby
                                              -------------------------------
                                              ELLEN J. ROXBY, DIRECTOR,
                                              INVESTMENT OPERATIONS

CUSIP No.  913431-10-2                13D               Page 50 of 88 Pages
------------------------------------------------------------------------------


                                         DB CAPITAL PARTNERS SBIC, L.P.

                                         By:  DB Capital Partners, L.L.C.,
                                              its General Partner

                                         By:  DB Capital Partners, L.P.,
                                              its Managing Member

                                         By:  DB Capital Partners, Inc.,
                                              its General Partner


                                              /s/ Andrew Spring
                                              -------------------------------
                                               ANDREW SPRING


                                         TAUNUS CORPORATION


                                         By:  /s/ James T. Byrne, Jr.
                                              -------------------------------
                                              JAMES T. BYRNE, JR.


                                         DB CAPITAL PARTNERS, INC.


                                         By:  /s/ Andrew Spring
                                              -------------------------------
                                              ANDREW SPRING


                                         DB CAPITAL PARTNERS, L.P.

                                         By:  DB Capital Partners, Inc.,
                                              its General Partner


                                         By:  /s/ Andrew Spring
                                              -------------------------------
                                              ANDREW SPRING


                                         DB CAPITAL PARTNERS, L.L.C.


                                         By:  DB Capital Partners, L.P.
                                              its Managing Member

                                         By:  DB Capital Partners, Inc.,
                                              its General Partner


                                         By:  /s/ Andrew Spring
                                              -------------------------------
                                              ANDREW SPRING

CUSIP No.  913431-10-2                13D                 Page 51 of 88 Pages
------------------------------------------------------------------------------


                                 EXHIBIT INDEX

                       Description of                       Location of
Exhibit Number         Document                             Exhibit






      7               Purchase Agreement, dated            Page 52 of 88
                       as of June 28,
                       2001, among the Issuer,
                       the Underwriters
                       and the Selling Stockholders